Exhibit 99.1

       MATHSTAR, INC. ENTERS INTO DEFINITIVE AGREEMENTS FOR $12.6 MILLION
                 PRIVATE PLACEMENT OF COMMON STOCK AND WARRANTS

    COMPANY CONTINUES THE COMMERCIALIZATION OF ITS ARRIX(TM) FAMILY OF FIELD
                  PROGRAMMABLE OBJECT ARRAY(TM) (FPOA) PRODUCTS

HILLSBORO, Ore., Sept. 27 /PRNewswire-FirstCall/ -- MathStar, Inc. (Nasdaq: MATH), the FPOA leader, today announced that it signed definitive agreements for a private placement of its common stock and common stock purchase warrants for gross proceeds of approximately $12.6 million.

In the private offering, the Company sold approximately 3.1 million shares of common stock and common stock purchase warrants to purchase approximately 1.3 million shares. The warrants have a five-year term and an exercise price of $6.00 per share. The private placement is subject to customary closing conditions and is expected to close within the next several days. Piper Jaffray acted as the sole placement agent for the offering.

"MathStar is currently making the transition from a research and development company to a commercial enterprise. This financing will be used to speed the commercialization of our Arrix family of FPOA products," said Doug Pihl, MathStar CEO.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security. The shares and warrants issued in the private placement have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws. The shares may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from registration requirements. MathStar, Inc. has agreed to file a registration statement covering the shares of common stock and the shares issuable upon exercise of the warrants.

About MathStar, Inc.

MathStar is a fabless semiconductor company that designs, manufactures and markets a new class of programmable logic chips called Field Programmable Object Arrays(TM) (FPOAs). FPOAs are high-performance, reprogrammable integrated circuits based on proprietary Silicon Object(TM) technology. MathStar's reprogrammable FPOA can process logic functions at a clock rate up to 1 gigahertz, much faster than current commercially available programmable logic devices. MathStar's flagship product line, the Arrix family, represents a powerful solution that is ideal for digital signal processing and filtering applications in the machine vision, video processing, medical imaging and military/aerospace markets. FPOAs are available now and supported by a wide range of development tools, libraries, application notes and technical documentation. For more information, please visit www.mathstar.com.

Statements in this press release, other than historical information, may be "forward-looking" in nature within the meaning of Section 21E the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and assumptions. These statements are based on management's current expectations, estimates and projections about MathStar and its industry and include, but are not limited to, those set forth in the section of MathStar's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2006 under the heading "Risk Factors." MathStar undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

SOURCE  MathStar, Inc.
    -0-                             09/27/2006
    /CONTACT: Douglas Pihl or James Cruckshank both of MathStar, Inc., +1-503-726-5500, or info@mathstar.com; or Jeff Hardison of McClenahan Bruer Communications, +1-503-546-1000, or jeff@mcbru.com, for MathStar, Inc./
    /Web site:  http://www.mathstar.com /
    (MATH)